Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-133929) of Alcatel-Lucent of our report dated April 18, 2007 relating to the financial statements and the supplemental schedule of the Lucent Technologies Inc. Long Term Savings and Security Plan, which appear in this Form 11-K.

/s/PricewaterhouseCoopers LLP

Florham Park, NJ
April 18, 2007